Exhibit 5.1

DARDEN RESTAURANTS

Red Lobster® Olive Garden® LongHorn Streakhouse® The Capital Grille® Bahama Breeze® Seasons 52®

Douglas E. Wentz

Senior Associate General Counsel

October 6, 2010

Board of Directors

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, Florida 32837

Ladies and Gentlemen:

I am Senior Associate General Counsel and Assistant Secretary of Darden Restaurants, Inc., a Florida corporation (the “Company”), and I have acted as counsel to the Company in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of (i) 5,600,000 shares of Common Stock, without par value (the “Common Shares”) of the Company and associated rights to purchase Shares of Series A Participating Cumulative Preferred Stock (“Rights”) and (ii) stock options to purchase Common Shares (the “Stock Options”) to be issued from time to time under the Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended effective September 14, 2010 (the “Plan”).

In rendering my opinions set forth below, I have examined such documents and reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinions as set forth below.

Based on the foregoing, I am of the opinion that the Common Shares and related Rights and the Stock Options, have been duly authorized, and upon issuance, delivery and payment in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of Florida.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption “Interests of Named Experts and Counsel”.

Very truly yours,

/s/ Douglas E. Wentz

Douglas E. Wentz

1000 Darden Center Drive, Orlando, Florida 32837 – t: (407) 245-5811 - f: (407) 241-6231 – dwentz@darden.com